Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 1, 2008

PRICING SUPPLEMENT NO. 2008-MTNDD296 DATED                     , 2008

(TO PROSPECTUS SUPPLEMENT DATED APRIL 13, 2006 AND PROSPECTUS DATED MARCH 10, 2006)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Equity LeAding StockmarkEt Return Securities (Equity LASERSSM)

Based Upon the Common Stock of Wal-Mart Stores, Inc.

Due                     , 2009

$10.00 per Equity LASERS

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

■	The Equity LASERS will mature on , 2009. We will not make any payments on the Equity LASERS prior to maturity.
■	The Equity LASERS are based upon the common stock of Wal-Mart Stores, Inc. (which we also refer to as Wal-Mart).
■

You will receive at maturity, for each Equity LASERS you then hold, either cash or a certain number of shares of Wal-Mart common stock (or if you elect, the cash value of those shares). The amount you receive at maturity for each Equity LASERS may be greater than, less than or equal to the price paid for each Equity LASERS and could be zero.

■

The amount you receive at maturity will depend upon (i) the percentage change in the closing price of shares of Wal-Mart common stock (which we refer to as the underlying shares) from the date on which the Equity LASERS are priced for initial sale to the public (which we refer to as the pricing date) to the third trading day before maturity (which we refer to as the valuation date) and, if such percentage change is zero or negative, (ii) the trading price of the underlying shares on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day).

■

If the closing price of the underlying shares on the valuation date (which we refer to as the ending price) is greater than the closing price of the underlying shares on the pricing date (which we refer to as the starting price), at maturity you will receive, for each Equity LASERS you then hold, an amount in cash equal to $10 plus $10 multiplied by approximately 300% (to be determined on the pricing date) of Wal-Mart common stock’s percentage appreciation, subject to a maximum total return on the Equity LASERS of approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the pricing date).

■

If the ending price of the underlying shares is less than or equal to the starting price AND if the trading price of the underlying shares is greater than approximately 75% (to be determined on the pricing date) of the starting price on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), at maturity you will receive $10 in cash for each Equity LASERS you then hold.

■

If the ending price of the underlying shares is less than or equal to the starting price AND if the trading price of the underlying shares is less than or equal to approximately 75% (to be determined on the pricing date) of the starting price on any trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), at maturity you will receive a certain number of shares of Wal-Mart common stock (which we refer to as the equity ratio) (or if you elect, the cash value of those shares) for each Equity LASERS you then hold. In this case, except in very limited circumstances, the value of the shares (or if you elect, the cash value of those shares) you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss.

■	The equity ratio will equal $10 divided by the starting price.
■	The Equity LASERS are not principal protected. At maturity you could receive an amount less than your initial investment in the Equity LASERS.
■	Application will be made to list the Equity LASERS on the American Stock Exchange under the symbol “ILB.”

Investing in the Equity LASERS involves a number of risks. See “Risk Factors Relating to the Equity LASERS” beginning on page PS-7.

The Equity LASERS represent obligations of Citigroup Funding only. Wal-Mart Stores, Inc. is not involved in any way in this offering and has no obligation relating to the Equity LASERS or to holders of the Equity LASERS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Equity LASERS or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Equity LASERS	Total
Public Offering Price	$10.000	$
Underwriting Discount	$0.225	$
Proceeds to Citigroup Funding Inc.	$9.775	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Equity LASERS, will receive an underwriting fee of $0.225 for each $10 Equity LASERS sold in this offering. Certain dealers, including Citigroup Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $0.200 from this underwriting fee for each Equity LASERS they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 for each Equity LASERS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Equity LASERS declines. You should refer to “Risk Factors Relating to the Equity LASERS” and “Plan of Distribution” in this pricing supplement for more information.

Citigroup Global Markets expects to deliver the Equity LASERS to purchasers on or about                     , 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Equity LASERS?

The Equity LeAding StockmarkEt Return Securities, or the Equity LASERS, Based Upon the Common Stock of Wal-Mart Stores, Inc. are investments linked to the common stock of Wal-Mart that offer a potential return at maturity based upon an enhanced upside participation in any increase in the closing price of the underlying shares from the pricing date to the valuation date, subject to a maximum total return. In some circumstances, the Equity LASERS provide full protection against a decline of less than 25% in the closing price of the underlying shares from the pricing date to the valuation date. In other circumstances, the Equity LASERS do not provide any protection against a decline in the closing price of the underlying shares from the pricing date to the valuation date. The Equity LASERS are not principal protected and do not pay periodic interest.

At maturity, you will receive, for each Equity LASERS you then hold, either cash or a certain number of shares of Wal-Mart common stock (or if you elect, the cash value of those shares). The amount you receive at maturity for each Equity LASERS may be greater than, less than or equal to the price paid for each Equity LASERS and could be zero. The amount you receive at maturity will depend upon (i) the percentage change in the closing price of the underlying shares from the pricing date to the valuation date and, if such percentage change is zero or negative, (ii) the trading price of the underlying shares on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day).

If the ending price of the underlying shares is greater than the starting price, at maturity you will receive, for each Equity LASERS you then hold, an amount in cash equal to $10 plus $10 multiplied by approximately 300% (to be determined on the pricing date) of Wal-Mart common stock’s percentage appreciation, subject to a maximum total return on the Equity LASERS of approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the pricing date). If the ending price of the underlying shares is less than or equal to the starting price AND if the trading price of the underlying shares is greater than approximately 75% (to be determined on the pricing date) of the starting price on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), at maturity you will receive $10 in cash for each Equity LASERS you then hold. If the ending price of the underlying shares is less than or equal to the starting price AND if the trading price of the underlying shares is less than or equal to approximately 75% (to be determined on the pricing date) of the starting price on any trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), at maturity you will receive a certain number of shares of Wal-Mart common stock equal to the equity ratio (or if you elect, the cash value of those shares) for each Equity LASERS you then hold. In this latter case the value of the shares you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss (except in very limited circumstances, for instance, if (a) the cash election is not made and the trading price of the underlying shares appreciates in the period between the valuation date and maturity such that the closing price of the underlying shares at maturity is greater than or equal to the starting price or (b) the cash election is made and the ending price of the underlying shares is equal to the starting price). Because the maximum total return over the term of the Equity LASERS is limited to approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the pricing date), in no circumstance will the payment you receive at maturity, including principal, be more than approximately $11.60 to $12.00 per Equity LASERS (to be determined on the pricing date).

The Equity LASERS will mature on                 , 2009 and do not provide for earlier redemption. The Equity LASERS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The Equity LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the Equity LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment at maturity is not guaranteed.

Each Equity LASERS represents a principal amount of $10. You may transfer the Equity LASERS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership, except in very limited circumstances. Instead, we will issue the Equity LASERS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Equity LASERS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Equity LASERS?

No. We will not make any periodic payments of interest or any other periodic payments on the Equity LASERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the shares of Wal-Mart common stock during the term of the Equity LASERS.

What Will I Receive at Maturity of the Equity LASERS?

At maturity, you will receive, for each Equity LASERS you then hold, either cash or a certain number of shares of Wal-Mart common stock (or if you elect, the cash value of those shares). The amount you receive at maturity for each Equity LASERS may be greater than, less than or equal to the price paid for each Equity LASERS and could be zero.

The amount you receive at maturity will depend upon (i) the percentage change in the closing price of the underlying shares from the pricing date to the valuation date and, if such percentage change is zero or negative, (ii) the trading price of the underlying shares from the pricing date up to and including the valuation date (whether intra-day or at the close of any trading day).

•	If the ending price of the underlying shares is greater than the starting price, the amount you receive at maturity, for each Equity LASERS you then hold, will be an amount in cash equal to $10 plus:

$10× Percentage Change × Upside Participation Rate,

subject to a maximum total return on the Equity LASERS.

The upside participation rate will equal approximately 300% (to be determined on the pricing date). Because the maximum total return on the Equity LASERS is limited to approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the pricing date) of the $10 principal amount of each Equity LASERS, in no circumstance will the amount you receive at maturity, including principal, exceed approximately $11.60 to $12.00 (to be determined on the pricing date) per Equity LASERS.

•

If the ending price of the underlying shares is less than or equal to the starting price AND if the trading price of the underlying shares is greater than approximately 75% (to be determined on the pricing date) of the starting price on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of any trading day), the amount you receive at maturity, for each Equity LASERS you then hold, will be $10 in cash.

•

If the ending price of the underlying shares is less than or equal to the starting price AND if the trading price of the underlying shares is less than or equal to approximately 75% (to be determined on the pricing date) of the starting price on any trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of any trading day), the amount you receive at maturity, for each Equity LASERS you then hold, will be a certain number of shares of Wal-Mart common stock equal to the equity ratio (or if you elect, the cash value of those shares).

The equity ratio will equal $10 divided by the starting price.

For more specific information about the amount you receive at maturity, the percentage change, the closing price, the trading price, the equity ratio, the determination of a trading day and the effect of a market disruption event on the determination of the amount you receive at maturity and the percentage appreciation, please see “Description of the Equity LASERS—Payment at Maturity” in this pricing supplement.

How Do You Calculate the Percentage Change in the Price of Wal-Mart Common Stock?

The return on the Equity LASERS will be based in part on the percentage change of the closing price of shares of Wal-Mart common stock from the pricing date to the valuation date. Wal-Mart common stock’s percentage change will equal the following fraction:

Ending Price – Starting Price

Starting Price

The starting price will equal the closing price of the shares of Wal-Mart common stock on the pricing date.

The ending price will equal the closing price of the shares of Wal-Mart common stock on the valuation date.

Is There a Possibility of Loss of Principal?

Yes. If the ending price of the underlying shares is less than the starting price AND the trading price of the underlying shares is less than or equal to approximately 75% (to be determined on the pricing date) of the starting price on any trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of any trading day), at maturity you will receive a certain number of shares of Wal-Mart common stock equal to the equity ratio (or if you elect, the cash value of those shares). The value of these shares will be less than the principal amount of your investment in the Equity LASERS, except in very limited circumstances. This will be true even if the ending price of the underlying shares exceeded the starting price at one or more times over the term of the Equity LASERS. Even if the ending price of the underlying shares is greater than the starting price, the total yield on the Equity LASERS may be less than that which would be payable on a conventional fixed-rate, debt security of Citigroup Funding Inc. of comparable maturity. You should refer to “Risk Factors Relating to the Equity LASERS—The Yield on the Equity LASERS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples setting forth hypothetical maturity payments, see “Description of the Equity LASERS—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Equity LASERS?

In purchasing an Equity LASERS, you agree with Citigroup Funding Inc. that you and Citigroup Funding Inc. intend to treat an Equity LASERS for U.S. federal income tax purposes as a capped variable forward contract on the value of the common stock of Wal-Mart Stores, Inc. at maturity. Under such treatment, upon the sale or other taxable disposition of an Equity LASERS, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the Equity LASERS. In addition, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Funding Inc. and the U.S. Holder’s tax basis in the Equity LASERS at that time. Gain or loss on the sale, redemption or other disposition of the Equity LASERS generally will be long-term capital gain or loss if the U.S. Holder has held the Equity LASERS for more than one year at disposition. If you receive underlying shares at maturity, you will not recognize gain or loss on the purchase of the underlying shares and your tax basis in the underlying shares received generally will be equal to your purchase price for the Equity LASERS. Due to the absence of authority as to the proper characterization of the Equity LASERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the Equity LASERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Equity LASERS Be Listed on a Stock Exchange?

We will apply to list the Equity LASERS on the American Stock Exchange under the symbol “ILB.” You should be aware that the listing of the Equity LASERS on the American Stock Exchange does not guarantee that a liquid trading market will be available for the Equity LASERS.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding and Citigroup Inc.’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the Equity LASERS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the Equity LASERS to create a secondary market for holders of the Equity LASERS, and may engage in other activities described in the sections “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the Equity LASERS. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the Equity LASERS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the Equity LASERS through one or more of our affiliates. This hedging activity will likely involve trading in the underlying shares or in other instruments, such as options, swaps or futures, based upon the underlying shares. This hedging activity could affect the price of the underlying shares and therefore the market value of the Equity LASERS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your Equity LASERS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the Equity LASERS declines. You should refer to “Risk Factors Relating to the Equity LASERS—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Equity LASERS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the Equity LASERS, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Equity LASERS or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the Equity LASERS or (B) its acquisition and holding of the Equity LASERS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Equity LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Equity LASERS by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the Equity LASERS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Equity LASERS” in this pricing supplement.

RISK FACTORS RELATING TO THE EQUITY LASERS

Because the terms of the Equity LASERS differ from those of conventional debt securities in that the amount you receive at maturity will be based on (i) the percentage change in the closing price of the underlying shares from the pricing date to the valuation date and, if such percentage change is zero or negative, (ii) the trading price of the underlying shares on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of any trading day), an investment in the Equity LASERS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of the underlying shares and other events that are difficult to predict and beyond our control.

The Equity LASERS Are Not Principal Protected

The amount payable at maturity will depend on (i) the percentage change in the closing price of the underlying shares from the pricing date to the valuation date and, if such change is zero or negative, (ii) the trading price of the underlying shares on every trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day). If the ending price of the underlying shares on the valuation date is less than or equal to the starting price AND the trading price of the underlying shares is less than or equal to approximately 75% (to be determined on the pricing date) of the starting price on any trading day from the pricing date up to and including the valuation date (whether intra-day or at the close of trading on any day), the value of the shares you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss, except in very limited circumstances. This will be true even if the ending price exceeded the starting price at one or more times over the term of the Equity LASERS.

You Will Not Receive Any Periodic Payments on the Equity LASERS

You will not receive any periodic payments of interest or any other periodic payments on the Equity LASERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on shares of Wal-Mart common stock during the term of the Equity LASERS.

The Appreciation of Your Investment in the Equity LASERS Will Be Limited

Because the maximum return on the Equity LASERS is limited to approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the pricing date) of the $10 principal amount of each Equity LASERS, the Equity LASERS may provide less opportunity for appreciation than an investment in an instrument directly linked to the trading price of the underlying shares. If the ending price of the underlying shares exceeds the starting price by more than approximately 16% to 20% (to be determined on the pricing date), the appreciation on an investment in the Equity LASERS will be less than the appreciation on a direct investment in the underlying shares or an investment in an instrument that is directly linked to the trading price of the underlying shares but is not subject to the maximum return on the Equity LASERS.

The Yield on the Equity LASERS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The Equity LASERS do not pay any interest. As a result, if the ending price of the underlying shares is less than $             (an increase of     % from the starting price), taking into account the upside participation rate, the yield on the Equity LASERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your Equity LASERS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your Equity LASERS in the secondary market will be affected by the supply of and demand for the Equity LASERS, the trading price of the underlying shares at the time of the sale and during the term of the Equity LASERS and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Equity LASERS of a change in a specific factor, assuming all other conditions remain constant.

Trading Price of Shares of Wal-Mart Common Stock. We expect that the market value of the Equity LASERS will depend substantially on the amount, if any, by which the trading price of the underlying shares changes from the starting price. However, changes in the trading price of the underlying shares may not always be reflected, in full or in part, in the market value of the Equity LASERS. If you choose to sell your Equity LASERS when the trading price of the underlying shares exceeds the starting price, you may receive substantially less than the amount that would be payable at maturity because of expectations that the trading price of the underlying shares will continue to fluctuate from that time to the valuation date. If you choose to sell your Equity LASERS prior to maturity, regardless of whether the trading price of the underlying shares at the time of the sale exceeds, equals or is below the starting price, you may receive less than the amount you originally invested.

Trading prices of the underlying shares will be influenced by Wal-Mart’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Wal-Mart is a part. Citigroup Funding’s hedging activities, the issuance of securities similar to the Equity LASERS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the trading price of the underlying shares and therefore, the market value of the Equity LASERS.

Volatility of Wal-Mart Common Stock. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the trading price of the underlying shares changes from the pricing date to the valuation date, the market value of the Equity LASERS may decrease.

Events Involving Wal-Mart Stores, Inc. General economic conditions and earnings results of Wal-Mart Stores, Inc. and real or anticipated changes in those conditions or results may affect the trading price of the underlying shares and the market value of the Equity LASERS. In addition, if the dividend yield on the underlying shares increases, we expect that the value of the Equity LASERS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments.

Interest Rates. We expect that the market value of the Equity LASERS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the Equity LASERS may decrease, and if U.S. interest rates decrease, the market value of the Equity LASERS may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the Equity LASERS may trade at a value above or below that which would be expected based on the level of interest rates and the trading price of the underlying shares the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the trading price of the underlying shares during the period prior to the maturity of the Equity LASERS. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the Equity LASERS.

Hedging Activities. Hedging activities related to the Equity LASERS by one or more of our affiliates will likely involve trading in the underlying shares or in other instruments, such as options, swaps or futures, based upon the underlying shares. This hedging activity could affect the trading price of the underlying shares and therefore the market value of the Equity LASERS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the Equity LASERS declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your Equity LASERS in the secondary market.

Credit Ratings, Financial Condition and Results. Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition, or results of Citigroup Inc. may affect the market value of the Equity LASERS. The Equity LASERS are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the Equity LASERS.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the Equity LASERS attributable to another factor.

The Historical Performance of Shares of Wal-Mart Common Stock Is Not an Indication of the Future Performance of Shares of Wal-Mart Common Stock

The historical performance of the underlying shares, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying shares from the pricing date to the valuation date. Changes in the trading price of the underlying shares will affect the market value of the Equity LASERS, but it is impossible to predict whether the trading price of the underlying shares will fall or rise.

Your Return on the Equity LASERS Will Not Reflect the Return You Would Realize If You Actually Owned Shares of Wal-Mart Common Stock

Your return on the Equity LASERS will not reflect the return you would realize if you actually owned the underlying shares. As a result, the return on the Equity LASERS may be less than the return you would realize if you actually owned the underlying shares, even if the ending price is greater than the starting price. In addition, if the dividend yield on the underlying shares increases, we expect that the value of the Equity LASERS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments.

You May Not Be Able To Sell Your Equity LASERS If an Active Trading Market for the Equity LASERS Does Not Develop

There is currently no secondary market for the Equity LASERS. Citigroup Funding will apply to list the Equity LASERS on the American Stock Exchange under the symbol “ILB,” but we cannot assure you that the Equity LASERS will be listed. Even if the Equity LASERS are listed, a secondary market may not develop or continue for the term of the Equity LASERS. Although Citigroup Global Markets intends to make a market in the Equity LASERS, it is not obligated to do so.

The Market Value of the Equity LASERS May Be Affected by Purchases and Sales of Shares of Wal-Mart Common Stock or Related Derivative Instruments by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the underlying shares or derivative instruments relating to the underlying shares for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying shares and, thus, the trading price of the underlying shares and the market value of the Equity LASERS.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the Equity LASERS, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the Equity LASERS through one or more of our affiliates. This hedging activity will likely involve trading in the underlying shares or in other instruments, such as options, swaps or futures, based upon the underlying shares. This hedging activity may present a conflict between your interest in the Equity LASERS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the trading price of the underlying shares and therefore the market value of the Equity LASERS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your Equity LASERS in the secondary market. Since hedging our obligation under the Equity LASERS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the Equity LASERS declines.

You Will Have No Rights Against Wal-Mart Stores, Inc. Unless and Until You Receive Shares of Wal-Mart Common Stock at Maturity

You will have no rights against Wal-Mart Stores, Inc. prior to receiving shares of Wal-Mart common stock at maturity, if applicable, even though the amount you receive at maturity, if any, will depend on the trading prices of the underlying shares and you will receive shares of Wal-Mart common stock under some circumstances. By investing in the Equity LASERS, you will not acquire any shares, receive any dividends or other distributions, if any, or have any voting rights with respect to the underlying shares stock prior to receiving shares at maturity, if applicable. Wal-Mart Stores, Inc. is not in any way involved in this offering and has no obligations relating to the Equity LASERS or to the holders of the Equity LASERS.

The Amount You Receive at Maturity May Be Reduced Under Some Circumstances if Shares of Wal-Mart Common Stock are Diluted Because the Amount Your Receive at Maturity Will Not Be Adjusted for All Events that Dilute Shares of Wal-Mart Common Stock

The amount you receive at maturity will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Wal-Mart that modify its capital structure and a number of other transactions involving Wal-Mart, as well as for the liquidation, dissolution or winding up of Wal-Mart. You should refer to the section “Description of the Equity LASERS—Dilution Adjustments” in this pricing supplement for more information. The amount you receive at maturity will not be adjusted for other events that may adversely affect the trading price of the underlying shares, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the trading price of the underlying shares, these other events may reduce the amount you receive at maturity on the Equity LASERS.

The United States Federal Income Tax Consequences of the Equity LASERS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the Equity LASERS or instruments similar to the Equity LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Equity LASERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Equity LASERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “What Are the U.S. Federal Income Tax Consequences of Investing in the Equity LASERS?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterization of the Equity LASERS may affect the U.S. tax consequences of investing in the Equity LASERS, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Equity LASERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Equity LASERS in another manner that significantly differs from the agreed-to treatment discussed under “What Are the U.S. Federal Income Tax Consequences of Investing in the Equity LASERS?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE EQUITY LASERS

The description in this pricing supplement of the particular terms of the Equity LASERS supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Equity LeAding StockmarkEt Return Securities (the “Equity LASERS”) Based Upon the Common Stock of Wal-Mart Stores, Inc. are investments linked to the common stock of Wal-Mart (the “Underlying Shares”) that offer a potential return at maturity based upon an enhanced upside participation in any increase in the Closing Price of the Underlying Shares from the Pricing date to the Valuation date, subject to the Maximum Total Return. In some circumstances, the Equity LASERS provide full protection against a decline of less than 25% in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date. In other circumstances, the Equity LASERS do not provide any protection against the decline in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date. The Equity LASERS are not principal protected and do not pay periodic interest.

At maturity, you will receive, for each Equity LASERS you then hold, either cash or a certain number of shares of Wal-Mart common stock (or if you elect, the cash value of those shares). The amount you receive at maturity for each Equity LASERS may be greater than, less than or equal to the price paid for each Equity LASERS and could be zero. The amount you receive at maturity will depend upon (i) the percentage change in the Closing Price of the Underlying Shares from the Pricing Date to the Valuation Date and, if such percentage change is zero or negative, (ii) the Trading Price of the Underlying Shares on every Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day).

•

If the Ending Price of the Underlying Shares is greater than the Starting Price, at maturity you will receive, for each Equity LASERS you then hold, an amount in cash equal to $10 plus $10 multiplied by approximately 300% (to be determined on the Pricing Date) of Wal-Mart common stock’s percentage appreciation, subject to the Maximum Total Return.

•

If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the Trading Price of the Underlying Shares is greater than approximately 75% (to be determined on the Pricing Date) of the Starting Price on every Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), at maturity you will receive $10 in cash for each Equity LASERS you then hold.

•

If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the Trading Price of the Underlying Shares is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), at maturity you will receive a certain number of shares of Wal-Mart common stock equal to the Equity Ratio (or if you elect, the cash value of those shares). In this case, except in very limited circumstances, the value of the shares (or, if you elect, the cash value of those shares) you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss.

The Equity LASERS are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Equity LASERS issued will be $             (             Equity LASERS). The Equity LASERS will mature on                     , 2009, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Equity LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Equity LASERS will be issued only in fully registered form and in denominations of $10 per Equity LASERS and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Equity LASERS and of the senior debt indenture under which the Equity LASERS will be issued.

Interest

We will not make any periodic payments of interest or any other periodic payments on the Equity LASERS. Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Shares during the term of the Equity LASERS.

Payment at Maturity

The Equity LASERS will mature on                     , 2009. At maturity, you will receive, for each Equity LASERS you then hold, either cash or a certain number of shares of Wal-Mart common stock (or if you elect, the cash value of those shares). The amount you receive at maturity for each Equity LASERS may be greater than, less than or equal to the price paid for each Equity LASERS and could be zero.

The amount you receive at maturity will depend upon (i) the percentage change in the Closing Price of the Underlying Shares and, if such percentage change is zero or negative, (ii) the Trading Price of the Underlying Shares from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day).

•	If the Ending Price of the Underlying Shares is greater than the Starting Price, the amount you receive at maturity, for each Equity LASERS you then hold, will be an amount in cash equal to $10 plus:

$10× Percentage Change × Upside Participation Rate,

but cannot exceed the Maximum Total Return.

The Percentage Change will equal the following fraction:

Ending Price – Starting Price

Starting Price

The Upside Participation Rate will equal approximately 300% (to be determined on the pricing date).

The Maximum Total Return will equal approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the Pricing Date) of the $10 principal amount of each Equity LASERS.

•

If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the Trading Price of the Underlying Shares is greater than approximately 75% (to be determined on the pricing date) of the Starting Price on every Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), the amount you receive at maturity, for each Equity LASERS you then hold, will be $10 in cash.

•

If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the Trading Price of the Underlying Shares is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), the amount you receive at maturity, for each Equity LASERS you then hold, will be a certain number of shares of Wal-Mart common stock equal to the Equity Ratio (or if you elect, the cash value of those shares). In this case, except in very limited circumstances, the value of the shares (or if you elect, the cash value of those shares) you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss.

The Equity Ratio will equal $10 divided by the Starting Price, subject to adjustment upon a number of dilution events as described under “—Dilution Adjustments” below.

The Starting Price will equal the Closing Price of the Underlying Shares on the Pricing Date, subject to adjustment upon a number of dilution events as described under “—Dilution Adjustments” below.

The Pricing Date means                     , the date on which the Equity LASERS will be priced for initial sale to the public.

The Ending Price will equal the Closing Price of the Underlying Shares on the Valuation Date.

The Valuation Date means the third Trading Day before the Maturity Date.

The “Trading Price” of the Underlying Shares or any other capital stock (as described under “—Dilution Adjustments” below) on any date of determination will be (1) if the shares are listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the shares are not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the shares are listed or admitted to trading on such exchange), any reported sale price of the principal trading session for the shares in the over-the-counter market on that date as reported by the OTC Bulletin Board, Pink Sheets LLC or a similar organization. The determination of the Trading Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to maturity. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the shares obtained from as many dealers in such shares (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The terms “OTC Bulletin Board” and “Pink Sheets LLC” will include any successors to such services.

The “Closing Price” of the Underlying Shares or any other capital stock (as described under “—Dilution Adjustments” below) on any date of determination will be (1) if the shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the shares are listed or admitted to trading on such exchange), the last quoted bid price for the shares in the over-the-counter market on that date as reported by the OTC Bulletin Board, Pink Sheets LLC or a similar organization. The determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date prior to maturity. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the shares obtained from as many dealers in such shares (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. The terms “OTC Bulletin Board” and “Pink Sheets LLC” will include any successors to such services.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the

Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions in the City of New York are authorized or obligated by law or executive order to close.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Underlying Shares (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market or (2) any options contracts or futures contracts relating to the Underlying Shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

You may elect to receive from Citigroup Funding the cash value of the shares of Wal-Mart common stock you would otherwise receive at maturity, if any, by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5 Business Days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of shares of Wal-Mart common stock equal to the Equity Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those shares of Wal-Mart common stock based on the Closing Price of shares of Wal-Mart common stock on the Valuation Date. If you do not wish to receive shares of Wal-Mart common stock at maturity under any circumstance, you should provide notice of your cash election to your broker. You should provide this notice even if the Trading Price of shares of Wal-Mart common stock at any time prior to your election has not been less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price. If you elect to receive the cash value of the number of shares of Wal-Mart common stock equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Price of the Underlying Shares on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Price of the Underlying Shares changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of shares of Wal-Mart common stock at maturity equal to the Equity Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the Closing Price of the Underlying Shares changes from the Valuation Date to maturity.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Equity LASERS, and the stock delivery agent will then be obligated to purchase shares of Wal-Mart common stock for you based on the Closing Price of the Underlying Shares on the Valuation Date. Citigroup Global Markets has agreed to act as stock delivery agent for the Equity LASERS. You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A., at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours. Please note that as long as you hold the Equity LASERS through a brokerage account, you will need to contact your broker to exercise your cash election right.

In lieu of any fractional share of Wal-Mart common stock that you would otherwise receive in respect of the Equity LASERS, at maturity you will receive an amount in cash equal to the value of such fractional share on the Valuation Date. The number of full shares and any cash in lieu of a fractional share of Wal-Mart Common Stock that you receive at maturity will be calculated based on the aggregate number of Equity LASERS you then hold.

What You Could Receive at Maturity—Hypothetical Examples

The examples below show hypothetical maturity payments on the Equity LASERS for a range of hypothetical Ending Prices of shares of Wal-Mart common stock. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Prices of shares of Wal-Mart common stock on the amount you will receive in respect of the Equity LASERS at maturity. All of the hypothetical examples assume an investment is made on the initial issue date and held to the maturity date and are based on the following additional assumptions:

•	Issue Price: $10 per Equity LASERS

•	Starting Price: $60.00

•	Upside Participation Rate: 300%

•	Maximum Total Return: 18% (14.40% per annum on a simple interest basis)

•	Equity Ratio: 0.16667 shares of Wal-Mart common stock per Equity LASERS

•	Valuation Date: Three Business Days before the Maturity Date

•	Maturity Date: Fifteen months after the Issue Date

•

At maturity, whether investors receive shares of Wal-Mart common stock or cash depends on whether the Equity Return Percentage is positive or negative and whether the Trading Price of shares of Wal-Mart common stock was less than approximately 75% (to be determined on the Pricing Date) of the Starting Price at any time during the term of the Equity LASERS.

•	When applicable, the holder of the Equity LASERS will not elect to receive the cash value of the shares of Wal-Mart common stock equal to the Equity Ratio.

•	The Closing Price of shares of Wal-Mart common stock on the Valuation Date is the same as the Closing Price on the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on the actual Starting Price, Ending Price, Upside Participation Rate, Maximum Total Return, Percentage Change and Trading Price of shares of Wal-Mart common stock from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Trading Day).

		A Trading Price Less Than or Equal To 75% of the Starting Price During the Term of the Equity LASERS (including intra-day)		All Trading Prices Greater Than 75% of the Starting Price During the Term of the Equity LASERS (including intra-day)
Hypothetical Ending Price	Hypothetical Percentage Change(1)	Hypothetical Total Return on the Equity LASERS(2)	Hypothetical Value of Maturity Payment per Equity LASERS(3)	Hypothetical Total Return on the Equity LASERS(4)	Hypothetical Cash Maturity Payment per Equity LASERS(5)
$37.50	-37.50%	-37.50%	$6.25*	N/A	N/A
$39.38	-34.37%	-34.37%	$6.56*	N/A	N/A
$41.25	-31.25%	-31.25%	$6.88*	N/A	N/A
$43.13	-28.12%	-28.12%	$7.19*	N/A	N/A
$45.00	-25.00%	-25.00%	$7.50*	N/A	N/A
$46.88	-21.87%	-21.87%	$7.81*	0.00%	$10.00
$48.75	-18.75%	-18.75%	$8.13*	0.00%	$10.00
$50.63	-15.62%	-15.62%	$8.44*	0.00%	$10.00
$52.50	-12.50%	-12.50%	$8.75*	0.00%	$10.00

		A Trading Price Less Than or Equal To 75% of the Starting Price During the Term of the Equity LASERS (including intra-day)		All Trading Prices Greater Than 75% of the Starting Price During the Term of the Equity LASERS (including intra-day)
Hypothetical Ending Price	Hypothetical Percentage Change(1)	Hypothetical Total Return on the Equity LASERS(2)	Hypothetical Value of Maturity Payment per Equity LASERS(3)	Hypothetical Total Return on the Equity LASERS(4)	Hypothetical Cash Maturity Payment per Equity LASERS(5)
$54.38	-9.37%	-9.37%	$9.06*	0.00%	$10.00
$56.25	-6.25%	-6.25%	$9.38*	0.00%	$10.00
$58.13	-3.12%	-3.12%	$9.69*	0.00%	$10.00
$60.00	0.00%	0.00%	$10.00 *	0.00%	$10.00
$61.88	3.13%	9.38%	$10.94**	9.38%	$10.94
$63.75	6.25%	18.00%	$11.80**	18.00%	$11.80
$65.63	9.38%	18.00%	$11.80**	18.00%	$11.80
$67.50	12.50%	18.00%	$11.80**	18.00%	$11.80
$69.38	15.63%	18.00%	$11.80**	18.00%	$11.80
$71.25	18.75%	18.00%	$11.80**	18.00%	$11.80
$73.13	21.88%	18.00%	$11.80**	18.00%	$11.80
$75.00	25.00%	18.00%	$11.80**	18.00%	$11.80
$76.88	28.13%	18.00%	$11.80**	18.00%	$11.80
$78.75	31.25%	18.00%	$11.80**	18.00%	$11.80
$80.63	34.38%	18.00%	$11.80**	18.00%	$11.80
$82.50	37.50%	18.00%	$11.80**	18.00%	$11.80

*	Maturity payment is 0.16667 shares of Wal-Mart common stock per Equity LASERS.
**	Maturity payment is stated amount in cash.
(1)	[Hypothetical Ending Price – Hypothetical Starting Price] / Hypothetical Starting Price, expressed as a percentage.
(2)	If the Hypothetical Percentage Change is positive, the Hypothetical Percentage Change x 300%, up to a maximum of 18%. If the Hypothetical Percentage Change is zero or negative, the Hypothetical Percentage Change.
(3)	If the Hypothetical Percentage Change is positive, $10 + [$10 x Hypothetical Percentage Change x 300%], up to a maximum of $11.80. If the Hypothetical Percentage Change is zero or negative, 0.16667 x the Hypothetical Ending Price.
(4)	If the Hypothetical Percentage Change is positive, the Hypothetical Percentage Change x 300%, up to a maximum of 18%. If the Hypothetical Percentage Change is zero or negative, 0%
(5)	If the Hypothetical Percentage Change is positive, $10 + [$10 x Hypothetical Percentage Change x 300%], up to a maximum of $11.80. If the Hypothetical Percentage Change is zero or negative, $10.

Dilution Adjustments

The Starting Price and Equity Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If Wal-Mart Stores, Inc., after the date of this pricing supplement,

(1) pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value);

(2) subdivides or splits its outstanding common stock into a greater number of shares;

(3) combines its outstanding common stock into a smaller number of shares; or

(4) issues by reclassification of its common stock any shares of other common stock of Wal-Mart Stores, Inc.,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other shares of common stock of Wal-Mart Stores, Inc., and the denominator of which will be the number of shares of Wal-Mart common stock outstanding immediately before the event. The Starting Price will also be adjusted in that case in the manner described below.

If Wal-Mart Stores, Inc., after the date of this pricing supplement, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase its common stock at a price per share less than the Then-Current Market Price of shares of Wal-Mart common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of Wal-Mart common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of Wal-Mart common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of Wal-Mart common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of Wal-Mart common stock which the aggregate offering price of the total number of shares of Wal-Mart common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of shares of Wal-Mart common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of Wal-Mart common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of Wal-Mart common stock actually delivered. The Starting Price will also be adjusted in that case in the manner described below.

If Wal-Mart Stores, Inc., after the date of this pricing supplement, declares or pays a dividend or makes a distribution to all holders of shares of its common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of Wal-Mart common stock, and the denominator of which will be the Then-Current Market Price of one share of Wal-Mart common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of Wal-Mart common stock. The Starting Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of Wal-Mart common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of shares of Wal-Mart common stock on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of Wal-Mart common stock and, if the Ending Price is less than the Starting Price and the Trading Price of shares of Wal-Mart common stock at any time thereafter up to and including the Valuation Date is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price, or if the Ending Price is greater than the Starting Price but less than or equal to the Maximum Total Return, each holder of the Equity LASERS will have the right to receive at maturity cash in an amount per Equity LASERS equal to the Equity Ratio multiplied by such fair market value.

If Wal-Mart Stores, Inc., after the date of this pricing supplement, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of shares of Wal-Mart common stock, and the denominator of which will be the Then-Current Market Price of shares of Wal-Mart common stock on the record date less the amount of the distribution applicable to one share of Wal-Mart common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of Wal-Mart common stock outstanding on the record date. The Starting Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of shares of Wal-Mart common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Wal-Mart with respect to one share of Wal-Mart common stock acquired in a tender offer or exchange offer by Wal-Mart Stores, Inc., over (y) the Then-Current Market Price of shares of Wal-Mart common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of shares of Wal-Mart common stock on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of shares of Wal-Mart common stock in the tender offer or exchange offer applicable to one share of Wal-Mart common stock and, if the Ending Price is less than the Starting Price and the Trading Price of shares of Wal-Mart common stock at any time thereafter up to and including the Valuation Date is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price, or if the Ending Price is greater than the Starting Price but less than or equal to the Maximum Total Return, each holder of the Equity LASERS will have the right to receive at maturity cash in an amount per Equity LASERS equal to the Equity Ratio multiplied by such sum.

If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Starting Price. The required adjustments will be made by dividing the Initial Share Price by the relevant dilution adjustment.

If Wal-Mart Stores, Inc., after the date of this pricing supplement, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Ending Price is less than the Starting Price and the Trading Price of shares of Wal-Mart common stock at any time after Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price, or if the Ending Price is greater than the Starting Price but less than or equal to the Maximum Total Return, then, in each of these cases, each holder of the Equity LASERS will receive at maturity for each Equity LASERS the cash value of a combination of shares of Wal-Mart common stock equal to the Equity Ratio and a number of shares of such Wal-Mart’s subsidiaries’ capital stock equal to the Equity Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Wal-Mart common stock. Following the record date for an event described in this paragraph, the “Trading Price” will equal the Trading Price of shares of Wal-Mart common stock, plus the Trading Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Wal-Mart common stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of shares of Wal-Mart common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Wal-Mart Stores, Inc.,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which Wal-Mart Stores, Inc. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Wal-Mart, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio and the Starting Price will be further adjusted to the Equity Ratio and the Starting Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the shares of Wal-Mart common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of Wal-Mart common stock for the ten Trading

Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the Calculation Agent for up to three consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of Wal-Mart common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of Wal-Mart, or any surviving entity or subsequent surviving entity of Wal-Mart, with or into another entity, other than a merger or consolidation in which Wal-Mart is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of Wal-Mart or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of Wal-Mart or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of Wal-Mart or any successor of Wal-Mart with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of Wal-Mart or any successor of Wal-Mart,

the Trading Price of shares of Wal-Mart common stock on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will be the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received or to be received per share of Wal-Mart common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of Wal-Mart common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Equity LASERS that would have required an adjustment as described above, had it occurred with respect to shares of Wal-Mart common stock or Wal-Mart. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If Wal-Mart common stock has been subject to a Reorganization Event and, if the Ending Price is less than the Starting Price and the Trading Price of shares of Wal-Mart common stock at any time thereafter up to and including the Valuation Date is less than or equal to approximately 75% (to be determined on the Pricing Date)

of the Starting Price, then each holder of the Equity LASERS will have the right to receive per $10 principal amount of Equity LASERS (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Equity Ratio.

Redemption at the Option of the Holder; Defeasance

The Equity LASERS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Equity LASERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Equity LASERS will be determined by the Calculation Agent and will equal, for each Equity LASERS, the payment at maturity, calculated as though the maturity of the Equity LASERS were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of an Equity LASERS will be capped at the maturity payment, calculated as though the maturity date of the Equity LASERS were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Equity LASERS, the Equity LASERS shall bear interest, payable upon demand of the beneficial owners of the Equity LASERS in accordance with the terms of the Equity LASERS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Paying Agent, Trustee, and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Equity LASERS and will also hold the global security representing the Equity LASERS as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Equity LASERS.

Calculation Agent

The Calculation Agent for the Equity LASERS will be Citigroup Global Markets. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Equity LASERS. Because the Calculation Agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Equity LASERS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Equity LASERS. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF WAL-MART STORES, INC.

According to publicly available documents, Wal-Mart Stores, Inc. operates retail stores in various formats around the world. Wal-Mart Stores, Inc. is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Wal-Mart Stores, Inc. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2008) and other information with the SEC. Wal-Mart Stores, Inc.’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary – Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of Wal-Mart Stores, Inc.’s publicly available documents nor made any due diligence investigation or inquiry of Wal-Mart Stores, Inc. in connection with the offering of the Equity LASERS. We make no representation that the publicly available information about Wal-Mart Stores, Inc. is accurate or complete.

The Equity LASERS represent obligations of Citigroup Funding only. Wal-Mart Stores, Inc. is not involved in any way in this offering and has no obligation relating to the Equity LASERS or to holders of the Equity LASERS.

Historical Data on The Common Stock of Wal-Mart Stores, Inc.

The common stock of Wal-Mart Inc. is listed on the New York Stock Exchange under the symbol “WMT.” The following table sets forth, for each of the quarterly periods indicated, the high and the low Trading Prices (including intra-day prices) for Wal-Mart common stock, as reported on the New York Stock Exchange, as well as the cash dividends paid per share of Wal-Mart common stock.

According to Wal-Mart Stores, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2008, as of June 2, 2008, the number of shares outstanding of Wal-Mart Stores, Inc.’s common stock was 3,943,722,061.

Holders of Equity LASERS will not be entitled to any rights with respect to the Underlying Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of Wal-Mart common stock at maturity, if applicable.

	High	Low	Dividend
2003
Quarter
First	$54.7000	$46.2700	$0.0900
Second	$57.0000	$51.5700	$0.0900
Third	$60.2000	$53.0000	$0.0900
Fourth	$59.6400	$50.6000	$0.0900

2004
Quarter
First	$61.3100	$51.5800	$0.1300
Second	$59.2800	$51.9400	$0.1300
Third	$54.9700	$51.1800	$0.1300
Fourth	$57.8900	$51.9200	$0.1300

2005
Quarter
First	$54.6000	$50.0600	$0.1500
Second	$50.3500	$46.2000	$0.1500
Third	$50.6800	$42.3300	$0.1500
Fourth	$50.8500	$43.5000	$0.1500

	High	Low	Dividend

2006
Quarter
First	$48.8600	$44.5300	$0.1675
Second	$50.0000	$44.9900	$0.1675
Third	$49.9500	$42.3100	$0.1675
Fourth	$52.1500	$45.3100	$0.1675

2007
Quarter
First	$50.4200	$45.0600	$0.2200
Second	$51.4400	$46.3200	$0.2200
Third	$49.2600	$42.0900	$0.2200
Fourth	$50.0500	$42.6400	$0.2200

2008
Quarter
First	$54.1500	$45.2400	$0.2375
Second	$59.9500	$52.8100	$0.2375

On June 30, 2008, the Closing Price of shares of Wal-Mart common stock was $56.20.

The following graph illustrates the historical performance of Trading Prices of shares of Wal-Mart Common Stock based on the Closing Price thereof on each Trading Day from January 2, 2003 through June 30, 2008. Past movements of Trading Prices of shares of Wal-Mart common stock are not indicative of future Wal-Mart common stock prices.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a “U.S. person”) who is the beneficial owner of an Equity LASERS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Equity LASERS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the Equity LASERS and who will hold the Equity LASERS as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Equity LASERS as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Equity LASERS or instruments similar to the Equity LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Equity LASERS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Equity LASERS and no assurance can be given that the IRS will agree with the conclusions expressed herein. Thus, it is possible that the IRS could seek to characterize the Equity LASERS in a manner that results in tax consequences different than those described below. ACCORDINGLY, PROSPECTIVE INVESTORS (INCLUDING TAX-EXEMPT INVESTORS) IN THE EQUITY LASERS SHOULD CONSULT THEIR ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE EQUITY LASERS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing an Equity LASERS, each holder agrees with Citigroup Funding Inc. to treat an Equity LASERS for U.S. federal income tax purposes as a capped variable forward contract on the value of the common stock of Wal-Mart Stores, Inc. at maturity under which an amount equal to the purchase price of the Equity LASERS is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding Inc. during the term of the Equity LASERS, but instead will be commingled with Citigroup Funding Inc.’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Equity LASERS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Taxation of Retirement of the Equity LASERS for Cash. Under the characterization of the Equity LASERS agreed to above, if at maturity the U.S. Holder receives cash, then such U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received and its purchase price for the Equity LASERS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Equity LASERS for more than one year at maturity.

Taxation of Other Retirement of the Equity LASERS. Under the characterization of the Equity LASERS agreed to above, if at maturity the U.S. Holder receives Underlying Shares, then such U.S. Holder will recognize no gain or loss on the purchase of Underlying Shares by application of the cash deposit. Under the treatment agreed to above, the U.S. Holder will have a tax basis in such Underlying Shares equal to the U.S. Holder’s purchase price for the Equity LASERS. A U.S. Holder’s holding period for Underlying Shares received will begin on the day following the receipt of such Underlying Shares.

Disposition of the Equity LASERS prior to Maturity. Under the characterization of the Equity LASERS agreed to above, upon the sale or other taxable disposition of a Equity LASERS, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (x) the amount realized on the sale or other taxable disposition, and (y) the U.S. Holder’s purchase price for the Equity LASERS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Equity LASERS for more than one year at maturity.

Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Equity LASERS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the Equity LASERS as cash-settled variable forward contracts and the tax treatment described above. In particular, because a holder will be entitled to a cash amount equal to or greater than the amount of the initial purchase price paid for such holder’s Equity LASERS unless the closing value of the common stock of Wal-Mart Stores, Inc. decreases by at least 25% (to be determined on the Pricing Date) from its Starting Value at any time after the date of this pricing supplement up to and including the Valuation Date, the IRS could seek to analyze the federal income tax consequences of owning Equity LASERS under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument would recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument would be treated as ordinary income. Any loss realized on such sale, exchange or redemption would be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally would be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The Equity LASERS provide economic returns that are indexed to the performance of the common stock of Wal-Mart Stores, Inc., and offer no assurance that a holder’s investment will be returned to the holder at maturity. Accordingly, Citigroup Funding Inc. believes that it is reasonable to treat the Equity LASERS for U.S. federal income tax purposes, not as debt instruments, but as capped variable forward contracts in respect of which holders have deposited a fixed amount of cash with Citigroup Funding Inc. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the Equity LASERS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the computational rate of     % compounded semi-annually (the “comparable yield” for a comparable non-contingent debt issued by Citigroup Funding Inc.), regardless of the U.S. Holder’s method of tax accounting, and (ii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an Equity LASERS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

The IRS and U.S. Treasury Department have issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Equity LASERS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Equity LASERS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

The IRS and U.S. Treasury Department also issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the proposed regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Equity LASERS.

In addition, some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the Equity LASERS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the Equity LASERS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Non-United States Holders

In the case of a holder of the Equity LASERS that is not a U.S. person, any payments made with respect to the Equity LASERS will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Equity LASERS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Estate Tax

In the case of a holder of an Equity LASERS that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of an Equity LASERS should note that, absent an applicable treaty benefit, the Equity LASERS may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Equity LASERS.

Backup Withholding and Information Reporting

A holder of the Equity LASERS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Equity LASERS.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets $             principal amount of the Equity LASERS (              Equity LASERS), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Equity LASERS directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Equity LASERS to certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.200 per Equity LASERS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.200 per Equity LASERS on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 per Equity LASERS for each Equity LASERS they sell. If all of the Equity LASERS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Funding will apply to list the Equity LASERS on the American Stock Exchange under the symbol “ILB.”

In order to hedge its obligations under the Equity LASERS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Equity LASERS—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Equity LASERS, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this offering document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this offering document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Equity LASERS, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Equity LASERS which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This offering document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this offering document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Equity LASERS may be circulated or distributed, nor may the Equity LASERS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Equity LASERS, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Equity LASERS under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the Equity LASERS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Equity LASERS through and including the date of disposition of such Equity LASERS that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Equity LASERS or renders investment advice with respect to those assets, and

(ii) the Plan is paying no more than adequate consideration for the Equity LASERS or (B) its acquisition and holding of the Equity LASERS is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

EQUITY LEADING

STOCKMARKET RETURN SECURITIES

(EQUITY LASERSSM)

Based Upon the Common Stock of

Wal-Mart Stores, Inc.

Due             , 2009

($10 Principal Amount per Equity LASERS)

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by

Citigroup Inc.

Pricing Supplement

            , 2008

(Including Prospectus Supplement

dated April 13, 2006 and Prospectus dated

March 10, 2006)